Exhibit 99.1

CONTACT:

Investors/Media	Media
Blaine Davis	KevinWiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

ENDO REPORTS FIRST QUARTER FINANCIAL RESULTS AND

ANNOUNCES RETURN TO STEADY SUPPLY OF OPANA® ER AND

VOLTAREN® GEL

•	Total quarterly revenues of $691 million, increased 23 percent versus prior year; Driven by full quarter addition of AMS as well as Qualitest revenue growth of 8 percent.

•	Adjusted diluted EPS of $0.87, aligned with prior guidance of below $0.90.

•	Reported quarterly diluted loss per share of $0.75 versus earnings per share of $0.46 for prior year.

•	Management expects return to year-over-year adjusted diluted earnings growth for remainder of 2012.

•	OPANA ER and Voltaren Gel now in steady supply; Resolving temporary supply disruption announced in early January.

CHADDS FORD, Pa., May 1, 2012— Endo (Nasdaq: ENDP) today reported financial results for the first quarter of 2012.

Total revenues during the first quarter of 2012 increased 23 percent to $691 million, compared with $560 million in the same quarter of 2011, reflecting organic growth and the acquisition of AMS. Endo incurred a net loss for the three months ended Mar. 31, 2012 of $87 million or $0.75 reported diluted loss per share, compared with net income of $56 million reported in the comparable 2011 period or $0.46 reported diluted earnings per share. The 2012 net loss was primarily driven by a one-time charge related to a first quarter 2012 accrual stemming from a 2010 litigation settlement with Impax Laboratories Inc. (Impax). Additionally, adjusted net income for the three months ended March 31, 2012, was $106 million, down 12 percent, compared with $120 million in the same period in 2011. Adjusted diluted earnings per share for first quarter 2012 were $0.87, down 13 percent from $1.00 reported in 2011.

“I’m extremely proud of the response by the organization in resolving the challenging, but temporary, constraints to supplies of some of our key pharmaceutical products,” said Dave Holveck, president and CEO of Endo. “We are keenly focused on execution that creates the opportunity for us to continue to grow our products and services and execute our long-term vision of providing our customers with innovative healthcare solutions.”

Reported diluted loss per share includes the impact of a pre-tax charge in the amount of $110 million for the period to reflect a one-time payment that the company now expects to make to Impax per the terms of Endo’s 2010 settlement and license agreement with Impax. The company recognized a liability under this agreement upon successfully demonstrating, in response to the Novartis supply disruption, the ability to accelerate the manufacture and sale of the new formulation of OPANA ER, which occurred in March 2012.

FINANCIAL PERFORMANCE AT A GLANCE

	1st Quarter
	2012	2011	Change
Total Revenues	$690,633	$560,026	23%
Reported Net (Loss) Income	(87,345)	55,787	NM
Reported Diluted (Loss) Income per share	(0.75)	0.46	NM
Adjusted Net Income	106,300	120,178	(12)%
Adjusted Diluted EPS	$0.87	$1.00	(13)%

OPANA ER AND VOLTAREN GEL SUPPLY UPDATE

Endo also announced that it has now returned to steady supply of the new formulation of OPANA ER (oxymorphone HCL) designed to be crush-resistant and Voltaren Gel (diclofenac sodium topical gel) 1%. The company believes there is adequate product available for all appropriate patients, both existing and new starts, following a short-term supply disruption announced in early January.

“We are pleased to have these two important products back in steady supply across the country,” said Julie McHugh, chief operating officer at Endo. “Endo’s top priority is the health, well-being, and the continuity of care for our patients. Now that there is better accessibility to OPANA ER and Voltaren Gel, physicians should feel confident in prescribing these products for all appropriate patients.”

ENDO PHARMACEUTICALS

Branded pharmaceutical sales of $364 million for the first quarter 2012 represented a decrease of 3 percent versus the prior year. In the first quarter, OPANA ER net sales declined 4 percent and the company did not have any sales of Voltaren Gel. As the company announced on Jan. 9, 2012, supplies of certain products including OPANA ER and Voltaren Gel were affected by the temporary closure of a Novartis-owned facility in Lincoln, Neb. Endo expects our return to normal supply conditions and return to promotional activities to facilitate a return to growth for OPANA ER and Voltaren Gel for the remainder of 2012.

Net sales of LIDODERM® grew 11 percent on flat prescription growth. The increase in LIDODERM net sales reflects changes as of mid-November 2011, with respect to royalty obligations among Endo, Hind Healthcare, Inc., and Teikoku Seiyaku Co., Ltd.; changes that have been previously described in our filings with the U.S. Securities and Exchange Commission.

During first quarter 2012, Endo announced that it filed an amendment to its Citizen Petition (CP) with the U.S. Food and Drug Administration (FDA) calling on FDA to publicly address numerous concerns raised about approval requirements for generic versions of LIDODERM (lidocaine patch 5%). The amended CP highlights the growing scientific and regulatory support for requiring generic manufacturers to conduct comparative clinical endpoint studies to demonstrate bioequivalence to locally acting topical products like LIDODERM. The amended CP also raises several new issues that need to be resolved before FDA approves a generic formulation of LIDODERM.

Additional background information about LIDODERM and Endo’s amended CP can be found at: www.endo.com/investors/overview

During first quarter of 2012, Endo announced the acquisition and issuance of additional intellectual property that will protect key commercial and developmental products within the branded pharmaceuticals segment.

On March 22, 2012, Endo announced the acquisition of U.S. patent 7,851,482 B2 for oxymorphone hydrochloride, the key active pharmaceutical ingredient in all formulations of OPANA, from Johnson Matthey plc. Johnson Matthey is a leading supplier of active pharmaceutical ingredients through its worldwide Fine Chemicals Division. The patent, now listed by Endo in the FDA’s Orange Book, extends patent protection for its OPANA franchise, through 2029.

On April 3, 2012, the U.S. Patent and Trademark Office (USPTO) issued U.S. Patent 8,147,866 to BioDelivery Sciences International (BDSI) that extends the exclusivity of the BioErodible MucoAdhesive (BEMA) drug delivery technology for BEMA Buprenorphine, a developmental product licensed previously by Endo, from 2020 to 2027.

QUALITEST

Generic product sales of $145 million for the first quarter 2012 represented an increase of 8 percent over last year. Qualitest expects strong net sales growth for the remainder of 2012 driven by strong demand for its commercial products. Qualitest remains focused on process improvements and increased efficiencies in order to enhance manufacturing capacity.

AMS

Devices sales, driven by the June 2011 acquisition of American Medical Systems (AMS), were $130 million for the first quarter. Men’s Health, led by sales of the AMS 800® Artificial Urinary Sphincter, were flat on a pro forma basis in the first quarter of 2012, compared with same period last year. Benign prostatic hyperplasia (BPH), led by the increasing share of procedural volumes for the GreenLight XPS™ console and the accompanying MoXy fiber, grew 3 percent on a pro forma basis in the first quarter of 2012. Women’s Health sales declined 25 percent on a pro forma basis in the first quarter of 2012, compared with same period last year. Net sales declines in Women’s Health were driven by year-over-year declines in procedural volumes. Procedural volumes stabilized sequentially in Women’s Health as physician and patient education activities continue to improve understanding of the safety profiles for the company’s effective surgical mesh therapy offerings.

HEALTH TRONICS

Services sales of $52 million for the first quarter 2012 represented an increase of 3 percent over last year, as a result of improved access to equipment for patients and physicians. The company expects improved top-line growth from the Services segment in 2012 and beyond from the recent addition of an electronic medical records offering that is focused on practices specializing in urology, an expanding set of partnerships in our Endocare® cryoablation therapy as well as our pilot programs involving the sales of this device through the AMS channel.

2012 Financial Guidance

Endo now expects for full year 2012:

•	Reported (GAAP) diluted earnings per share between $1.75 and $1.95

Endo reiterated full year 2012 financial guidance as follows:

•	Total revenue between $3.15 billion and $3.30 billion

•	Total Branded Pharmaceuticals segment revenue between $1.740 billion and $1.800 billion

•	Total Generics segment revenue between $635 million and $675 million

•	Total Devices segment revenue between $530 million and $570 million

•	Total Services segment revenue between $240 million and $260 million

•	Adjusted diluted earnings per share between $5.00 and $5.20

•	Cash flow from operations between $750 million and $850 million

•	Capital expenditures to be approximately $100 million

Endo’s 2012 guidance is based on certain current assumptions including:

•	Adjusted gross margin between 68 percent and 69 percent

•	Adjusted effective tax rate of between 30.5 percent and 31.5 percent

•	Weighted average number of common shares outstanding of 122 million shares for the year ended Dec. 31, 2012

Endo’s estimates are based on projected results for the twelve months ended Dec. 31, 2012. The company’s guidance for reported (GAAP) earnings per share does not include any estimates for the potential future changes in the fair value of contingent consideration, certain separation benefits, asset impairment charges or for potential new corporate development transactions.

Balance Sheet Update

During the first quarter of 2012, Endo made payments of approximately $219 million to reduce the outstanding principal of term-loan debt associated with the acquisition of AMS. The company believes that it will achieve its objective of reducing its debt to adjusted EBITDA ratio to 2.0 to 2.5 times in 2013.

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m. ET. Investors and other interested parties may call 866-510-0710 (domestic) or +1 617-597-5378 (international) and enter passcode 71552059. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from May. 1 at 10:30 p.m. ET until 12:00 p.m. ET on May 15, 2012 by dialing 888-286-8010 (domestic) or +1 617-801-6888 (international) and entering passcode 17794666.

A simultaneous webcast of the call can be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 p.m. ET on May 15, 2012. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the three months ended March 31, 2012 and March 31, 2011 (in thousands, except per share data):

Three Months Ended March 31, 2012 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted

REVENUES	$690,633	$—		$690,633

COSTS AND EXPENSES:
Cost of revenues	364,820	(161,238	)(1)	203,582
Selling, general and administrative	254,454	(13,867	)(2)	240,587
Research and development	88,688	(46,972	)(3)	41,716
Asset impairment charges	40,000	(40,000	)(4)	—
Acquisition-related items, net	3,749	(3,749	)(5)	—

OPERATING (LOSS) INCOME	$(61,078)	$265,826		$204,748

INTEREST EXPENSE, NET	46,896	(4,976	)(6)	41,920
LOSS ON EXTINGUISHMENT OF DEBT, NET	5,426	(5,426	)(7)	—
OTHER EXPENSE, NET	451	—		451

(LOSS) INCOME BEFORE INCOME TAX	$(113,851)	$276,228		$162,377

INCOME TAX	(39,326)	82,583	(8)	43,257

CONSOLIDATED NET (LOSS) INCOME	$(74,525)	$193,645		$119,120

Less: Net income attributable to noncontrolling interests	(12,820)	—		(12,820)

NET (LOSS) INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$(87,345)	$193,645		$106,300

DILUTED (LOSS) EARNINGS PER SHARE	$(0.75)			$0.87
DILUTED WEIGHTED AVERAGE SHARES	117,052			122,591

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $50,603, the impact of inventory step-up recorded as part of acquisition accounting of $1,262, the accrual for the payment to Impax related to sales of OPANA ER of $110,000, milestone payments and receipts of $(1,131) and certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company’s operations of $504.
(2)	To exclude certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company’s operations of $11,110 and amortization of customer relationships of $2,757.
(3)	To exclude milestone payments to partners.
(4)	To exclude asset impairment charges.
(5)	To exclude acquisition-related costs of $3,876 and a gain of $(127) recorded to reflect the change in fair value of the contingent consideration associated with the Qualitest acquisition.
(6)	To exclude additional interest expense as a result of adopting ASC 470-20.
(7)	To exclude the unamortized debt issuance costs written off and recorded as a loss on extinguishment of debt upon our 2012 prepayments on our Term Loan indebtedness.
(8)	To reflect the cash tax savings results from our recent acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Three Months Ended March 31, 2011 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
REVENUES	$560,026	$—		$560,026

COSTS AND EXPENSES:
Cost of revenues	231,558	(50,997	)(1)	180,561
Selling, general and administrative	159,386	(3,462	)(2)	155,924
Research and development	42,130	(11,001	)(3)	31,129
Acquisition-related items, net	6,073	(6,073	)(4)	—

OPERATING INCOME	$120,879	$71,533		$192,412

INTEREST EXPENSE, NET	18,790	(4,541	)(5)	14,249
OTHER EXPENSE, NET	348	—		348

INCOME BEFORE INCOME TAX	$101,741	$76,074		$177,815

INCOME TAX	33,446	11,683	(6)	45,129

CONSOLIDATED NET INCOME	$68,295	$64,391		$132,686

Less: Net income attributable to noncontrolling interests	(12,508)	—		(12,508)

NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$55,787	$64,391		$120,178

DILUTED EARNINGS PER SHARE	$0.46			$1.00
DILUTED WEIGHTED AVERAGE SHARES	120,761			120,761

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $37,211 and the impact of inventory step-up recorded as part of acquisition accounting of $13,786.
(2)	To exclude certain costs and separation benefits incurred in connection with continued efforts to enhance the Company’s operations.
(3)	To exclude milestone and upfront payments to partners.
(4)	To exclude acquisition-related costs of $6,758 as well as the impact, under purchasing accounting, of a gain recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus and Qualitest acquisitions of $(685).
(5)	To exclude additional interest expense as a result of adopting ASC 470-20.
(6)	To reflect the cash tax savings resulting from the Indevus, HealthTronics, Penwest and Qualitest acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

See Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission for additional non-GAAP reconciliations and for an explanation of Endo’s reasons for using non-GAAP measures.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share Guidance for 2012

	Year Ending December 31, 2012

Projected GAAP diluted income per common share	$1.75	To	$1.95
Upfront and milestone-related payments to partners	$0.71		$0.71
Amortization of commercial intangible assets and inventory step-up	$1.87		$1.87
Acquisition and integration costs related to recent acquisitions.	$0.29		$0.29
One-time payment now expected to be made to Impax Labs	$0.90		$0.90
Impairment of long-lived assets	$0.33		$0.33
Interest expense adjustment for ASC 470-20 and other treasury related items	$0.21		$0.21
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of recent acquisitions	($1.06)		($1.06)
Diluted adjusted income per common share guidance	$5.00	To	$5.20

The company’s guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of May 1, 2012.

About Endo

Endo Pharmaceuticals Holdings Inc. (Endo) is a US-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates maximum value for patients, providers and payers alike. Learn more at www.endo.com.

(Tables Attached)

The following tables present Endo’s unaudited Net Revenues for the three months ended March 31, 2012 and 2011:

Endo Pharmaceuticals Holdings Inc.

Net Revenues (unaudited)

(in thousands)

	Three Months Ended March 31
	2012	2011	Percent Growth

Endo Pharmaceuticals

LIDODERM®	$210,014	$189,725	11%
OPANA® ER	81,086	84,615	-4%
Voltaren® Gel	—	31,298	-100%
PERCOCET®	23,380	26,960	-13%
FROVA®	15,644	13,208	18%
SUPPRELIN® LA	13,446	11,222	20%
VANTAS®	3,892	3,545	10%
VALSTAR®	6,236	4,801	30%
FORTESTA® Gel	5,822	(969)	NM

Other Branded Products	(265)	6,970	NM
Royalty and Other Revenue	4,319	4,139	4%

Total Endo Pharmaceuticals	$363,574	$375,514	-3%

Qualitest	$145,345	$134,409	8%

American Medical Systems
Men’s Health	$67,440	$—	NM
Women’s Health	33,898	—	NM
BPH Therapy	28,828	—	NM

Total AMS	$130,166	$—	NM

HealthTronics	$51,548	$50,103	3%

Total Revenue	$690,633	$560,026	23%

The following table presents Endo’s unaudited Pro forma Net Revenues for the five quarters ended March 31, 2012 giving effect to the AMS acquisition as if it had occurred on Jan. 1, 2011:

Endo Pharmaceuticals Holdings Inc.

Net Pro Forma Revenues (unaudited)

(in thousands)

	2011				2012
	Q1	Q2	Q3	Q4	Q1

Endo Pharmaceuticals

LIDODERM®	$189,725	$195,840	$207,364	$232,252	$210,014
OPANA® ER	84,615	92,853	97,753	109,118	81,086
Voltaren® Gel	31,298	36,655	36,260	38,488	—
PERCOCET®	26,960	27,675	28,130	21,835	23,380
FROVA®	13,208	14,163	14,815	15,994	15,644
SUPPRELIN® LA	11,222	12,515	12,695	13,683	13,446
VANTAS®	3,545	2,054	5,013	8,366	3,892
VALSTAR®	4,801	5,124	6,295	5,301	6,236
FORTESTA® Gel	(969)	2,028	8,409	5,401	5,822

Other Branded Products	6,970	5,609	4,948	4,224	(265)

Royalty and Other Revenue	4,221	3,751	3,829	3,813	4,319

Total Endo Pharmaceuticals	$375,596	$398,267	$425,511	$458,475	$363,574

Qualitest	$134,409	$133,047	$147,975	$151,423	$145,345

American Medical Systems
Men’s Health	$67,407	$47,790	$66,548	$69,520	$67,440
Women’s Health	45,325	46,689	38,240	39,482	33,898
BPH Therapy	28,054	29,784	26,731	32,966	28,828

Total AMS	$140,786	$124,263	$131,519	$141,968	$130,166

HealthTronics[1]	$50,103	$49,485	$54,073	$51,540	$51,548

Total Revenue	$700,894	$705,062	$759,078	$803,406	$690,633

[1]

The services segment does not include the pro forma impact of pre-acquisition revenues from the recently acquired electronic medical records providers, Intuitive Medical Software (IMS) and meridianEMR, Inc.

The following table presents unaudited condensed consolidated Balance Sheet data at March 31, 2012 and Dec. 31, 2011:

	March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$248,303	$547,620
Accounts receivable, net	657,135	733,222
Inventories, net	288,875	262,419
Other assets	279,097	244,835

Total current assets	$1,473,410	$1,788,096

PROPERTY, PLANT AND EQUIPMENT, NET	300,052	297,731
GOODWILL	2,560,043	2,558,041
OTHER INTANGIBLES, NET	2,416,921	2,504,124
OTHER ASSETS	136,784	144,591

TOTAL ASSETS	$6,887,210	$7,292,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$972,451	$993,216
Other current liabilities	108,152	128,562

Total current liabilities	$1,080,603	$1,121,778

DEFERRED INCOME TAXES	573,760	617,677
LONG-TERM DEBT, LESS CURRENT PORTION, NET	3,197,015	3,424,329
OTHER LIABILITIES	85,947	89,208

STOCKHOLDERS’ EQUITY:
Total Endo Pharmaceuticals Holdings Inc. stockholders’ equity	$1,889,133	$1,977,690

Noncontrolling interests	60,752	61,901

Total stockholders’ equity	$1,949,885	$2,039,591

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,887,210	$7,292,583

The following table presents unaudited condensed consolidated statement of cash flow data for the three months ended March 31, 2012 and 2011:

	2012	2011
OPERATING ACTIVITIES:
Consolidated net income	$(74,525)	$68,295
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	66,957	47,741
Stock-based compensation	14,518	7,416
Amortization of debt issuance costs and premium / discount	7,868	5,997
Other	20,982	(1,284)
Changes in assets and liabilities which provided cash:	(48,862)	2,893

Net cash (used in) provided by operating activities	(13,062)	131,058

INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	(28,921)	(12,561)
Other	(5,000)	(710)

Net cash used in investing activities	(33,921)	(13,271)

FINANCING ACTIVITIES:
Purchase of common stock, net of issuance of common stock from treasury	(31,588)	(17,552)
Distributions to noncontrolling interests	(13,120)	(12,627)
Principal payments on Term Loans, net of proceeds	(219,063)	(4,197)
Exercise of Endo Pharmaceuticals Holdings Inc. stock options	9,543	12,417
Other	2,106	3,120

Net cash used in financing activities	(252,122)	(18,839)

Effect of foreign exchange rate	(212)	—
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(299,317)	98,948
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	547,620	466,214

CASH AND CASH EQUIVALENTS, END OF PERIOD	$248,303	$565,162

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

#####